EXHIBIT 10.1


                          UNITED INDUSTRIAL CORPORATION
                              EMPLOYMENT AGREEMENT
                              FREDERICK M. STRADER

           EMPLOYMENT AGREEMENT made as of this 18th day of June, 2003 by and between UNITED INDUSTRIAL CORPORATION, a Delaware corporation having an address 570 Lexington Avenue, New York, New York 10022 (hereinafter called "Employer"), and FREDERICK M. STRADER, having an address at 501 Whithorn Court, Timonium, MD 21093 (hereinafter called "Employee").

                              W I T N E S S E T H:

           In consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Employment. Employer agrees to employ Employee and Employee agrees to serve Employer upon the terms and conditions hereinafter set forth.

2. Term. The term of Employee's employment under this Agreement shall commence on August 1, 2003 (the "Effective Date") and, subject to the provisions of Sections 5 and 6 hereof, terminate as of the close of business at the date that is one (1) year after the Effective Date (the "Scheduled Termination Date", and such year, the "Initial Term"); provided, that the term of this Agreement shall automatically renew for up to two (2) additional one (1) year terms (each, a "Renewal Term", and each of the Initial Term and each Renewal Term, a "Compensation Year") unless either party gives written notice of non-renewal to the other at least sixty (60) days prior to the end of the Initial Term or Renewal Term, as applicable. The period from the Effective Date through the date of termination of Employee's employment hereunder is referred to as the term of this Agreement. This Agreement shall be of no force or effect if Employee's current employment by AAI Corporation ("AAI"), a subsidiary of Employer, is terminated for any reason whatsoever prior to the Effective Date.

3. Duties and Extent of Services.

           (a) Employee agrees to serve Employer and, consistent with his position, its subsidiaries faithfully and to the best of his ability under the direction of the Board of Directors of Employer, devoting his entire business time, energy and skill to his full time employment duties hereunder; provided, that subject to the approval of the Board of Directors of Employer, Employee may serve on the board of directors of companies other than Employer and its subsidiaries. The principal place of employment of Employee shall be at the offices of AAI, which are currently located in Hunt Valley, Maryland. Employee understands and agrees, however, that in connection with his employment hereunder, he may be required from time to time to travel on behalf of Employer.

           (b) The principal duties of Employee shall be to serve as President and Chief Executive Officer of Employer and AAI and, in such capacity, to render such managerial, administrative and other services to Employer and AAI and their subsidiaries as normally are associated with and incident to such positions as

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Employer from time to time may require of him. If, during the term of this
Agreement, the Board of Directors of Employer so determines, in its absolute discretion, to elect Employee to any additional office of Employer or its subsidiaries consistent with his position, or a director of Employer or its subsidiaries, Employee agrees to accept and serve in such office or capacity, for no additional compensation or remuneration. If Employee is elected a director of Employer, he agrees to resign as a director if so requested by the Board of Directors of Employer, following the termination of his employment by Employer for any reason.

4. Compensation.

           (a) Base Compensation. Employer agrees to pay to Employee, as compensation for all of the services to be rendered by Employee under or pursuant to this Agreement, a salary ("Base Compensation") at the annual rate of $340,000, which amount shall be payable in accordance with the normal payroll practices of Employer. Employee shall be reviewed annually and shall be entitled to such increases in Base Compensation as the Board of Directors may determine in its discretion.

           (b) Incentive Compensation. Employee shall also be entitled to participate in Employer's Performance Sharing Plan (or such other similar bonus or incentive plan approved by Employer's Board of Directors and its Compensation Committee), that will afford Employee an opportunity to earn incentive compensation ("Incentive Compensation") of (x) up to 100% (with a target of 50%) of his Base Compensation, based upon meeting certain goals and benchmarks (the "Base Incentive Compensation"), or, in lieu thereof, (y) such greater amount as the Board of Directors may determine in its discretion (the "Increased Incentive Compensation").

           (c) Employee Benefit Plans. During the term of this Agreement, Employee shall be eligible to participate in any life insurance, medical, retirement, pension, profit sharing, disability or other benefit plans or arrangements now or hereafter generally made available by Employer to executive employees of Employer to the extent Employee qualifies under the provisions of any such plans; provided, that the amount and quality of employee benefits shall not, individually or in the aggregate, decrease to an amount and quality that is less than those existing for Employee's benefit on the Effective Date. Subject to the foregoing, Employer shall have the right to change insurance companies and modify insurance policies covering employees of Employer.

           (d) Stock Options. Subject to the terms and conditions of this
Section 4(d), Employer shall grant to Employee on the Effective Date stock options (the "Stock Options") to acquire 125,000 shares of common stock of Employer ("Common Stock") pursuant to the terms of Employer's 1994 Stock Option Plan (the "1994 Plan"), and a stock option agreement consistent with the terms and conditions of this Section 4(d) and mutually acceptable to Employer and Employee. The exercise price of the Stock Options shall be the price per share as quoted on the New York Stock Exchange at the close of business on the Effective Date. One-third of the Stock Options shall vest on each of the Effective Date and the first and second anniversaries thereof (such that the


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Stock Options shall be fully vested on the second anniversary of the Effective
Date). The Corporation's Board of Directors shall propose and recommend a resolution for stockholder approval of an increase in the number of shares authorized for issuance under the 1994 Plan at Employer's next annual meeting of stockholders on October 8, 2003. If such approval is not obtained or if such meeting is not held because of a Change of Control (as hereinafter defined), then the foregoing grant of Stock Options shall be null and void. Employer shall use commercially reasonable efforts to structure the Stock Options such that, to the extent possible, they qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), subject to the limitations set forth in the Code. Employer makes no guaranty, however, that any of the Stock Options will in fact so qualify. The stock acquired upon exercise of the Stock Options shall be registered under the Securities Act of 1933, as amended, pursuant to Employer's currently effective Registration Statement on Form S-8 relating to the 1994 Plan, subject to any necessary amendments thereto.

           (e) Automobile Allowance. Employer shall pay to Employee an automobile allowance of twelve thousand dollars ($12,000) per annum, commencing as of the Effective Date, payable in accordance with Employer's normal payroll practices.

           (f) Vacation. Employee shall be entitled to four (4) weeks vacation with pay per year.

           (g) Taxes. Employee understands that any and all payments described in this Agreement will be subject to such tax treatment as applies thereto, and to such withholding as may be required under applicable tax laws.

5. Termination.

           (a) Termination by Employer for Cause. Employer shall have the right to terminate the employment of Employee under this Agreement under the following circumstances (any such termination, a termination for "Cause"), upon written notice to Employee describing the Cause:

               (i) Employee shall have committed any material breach of any of the provisions or covenants set forth herein; provided, that, except where such breach is willful, Employer shall provide written notice of such breach to Employee, and Employee shall have 10 days after receipt of such notice to cure such breach;

               (ii) Employee shall have committed any act of gross negligence in the performance of his duties or obligations hereunder;

               (iii) Employee shall have committed any material act of dishonesty or breach of trust against Employer or any of its subsidiaries;

               (iv) Employee's conviction of, or plea of nolo contendere to, a felony; or


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
               (v) Employee shall have committed any material breach of any of the provisions of Employer's Standards of Business Conduct Policy; provided, that, except where such breach is willful, Employer shall provide written notice of such breach to Employee, and Employee shall have 10 days after receipt of such notice to cure such breach.

           (b) Resignation by Employee for Good Reason. Employee shall have the right to terminate his employment under this Agreement under the following circumstances (any such termination, a termination for "Good Reason"):

               (i) a change in the location of the primary worksite of Employee that is more than 25 miles from its present location;

               (ii) the assignment to Employee of any duties or responsibilities materially inconsistent with Employee's position as set forth in Section 3 hereof, Employee's removal from such position or a substantial diminution in such position, duties or responsibilities, which is not remedied by Employer within ten days after receipt of written notice thereof from Employee (except, after a Change of Control of Employer (as defined below), if Employee remains the Chief Executive Officer of AAI);

               (iii) a reduction in Employer's compensation pursuant to Section 4(a) or (b) hereof as in effect on the Effective Date or as increased from time to time; or

               (iv) a failure of Employer to continue to provide Employee with benefits substantially as contemplated by Section 4(c) hereof.

           (c) Disability. If Employee shall be incapacitated by reason of mental or physical disability or otherwise during the term of this Agreement so that he is prevented from performing his principal duties and services hereunder for a period of three (3) consecutive months or one or more periods aggregating three (3) months during any twelve (12) month period, Employer shall have the right to terminate this Agreement by sending written notice of termination to Employee, and thereupon his employment pursuant to this Agreement shall terminate.

           (d) Death. In the event of the death of Employee during the term hereof, this Agreement shall automatically terminate.

6. Effect of Termination. Upon the termination of Employee's employment with Employer, pursuant to Section 5 or otherwise (e.g., upon the Scheduled Termination Date, by Employer without Cause, by Employee without Good Reason or at the election of either Employer or Employee following the term of this Agreement), no further payments or compensation of any type shall be made or shall be payable to Employee hereunder notwithstanding any other provision of this Agreement, except as follows:

           (a) Outstanding Base Compensation. In the case of any termination, Employee shall be entitled to any compensation due pursuant to Section 4(a) hereof through the date of termination.


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           (b) Outstanding Expenses. In the case of any termination, Employee shall be entitled to any reimbursement, pursuant to Section 11 hereof, of expenses incurred by Employee through the date of termination.

           (c) Outstanding Incentive Compensation. In the case of any termination other than by Employer for Cause, including termination by Employee without Good Reason, prior to the end of any Compensation Year, Employee shall be entitled to receive a pro rata portion of his Incentive Compensation for such Compensation Year due pursuant to Section 4(b) hereof, based on the number of days employed during such Compensation Year.

           (d) Severance Compensation. In the case of any termination (whether during the term of this Agreement or thereafter) other than by Employer for Cause, death, or by Employee without Good Reason, then Employee shall be entitled to severance compensation ("Severance Compensation") equal to (x) one hundred fifty percent (150%) of Employee's annualized salary at the time of termination (the "Base Severance Compensation") plus (y) fifty percent (50%) of the amount calculated pursuant to the foregoing clause (x) (the "Incentive Severance Compensation"), payable in equal installments at such times and in accordance with the normal payroll practices of Employer over a period of eighteen months following the date of termination or, at Employee's option following a Change of Control, in a lump sum; provided, that in the case of a termination for disability, the Severance Compensation shall be reduced by amounts payable to Employee under Employer sponsored Short Term and Long Term Disability insurance policies in respect of the period of eighteen (18) months following the date of termination.

           (e) Benefits. In the case of any termination (whether during the term of this Agreement or thereafter) other than by Employer for Cause, death, or by Employee without Good Reason, then Employee shall be entitled to continuation of the same or equivalent employee benefits as in effect on the date of termination for a period of eighteen months following termination.

           (f) Stock Options. In the case of any termination (whether during the term of this Agreement or thereafter) other than by Employer for Cause, death, or by Employee without Good Reason, then any and all unexercised and unexpired stock options awarded to Employee (other than those awarded pursuant to Section 4(d) hereof) shall fully vest.

           (g) Success Bonus. If so provided by Section 7, Employee shall be entitled to receive the Success Bonus in accordance with Section 7.

           (h) Vacation. In the case of any termination, Employee shall be entitled to be paid for any accrued and unused vacation time at the rate of Base Compensation then in effect.

7. Change of Control.

           (a) Success Bonus. In addition to any other compensation payable to Employee hereunder, Employer shall pay to Employee upon the closing date of a


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Change of Control of Employer (as defined below) an amount equal to 50% of the annual Base Compensation in effect on the closing date of the Change of Control (or, if Employee's employment hereunder is then terminated (other than as specified in the following proviso), the Base Compensation in effect on the date of such termination), net of reduction for any applicable withholding taxes (the "Success Bonus"); provided, that the Success Bonus shall not be paid if, prior to the closing date of the Change of Control, Employee's employment hereunder has been terminated by Employer for Cause or by Employee without Good Reason. "Change of Control" shall mean (i) any person or other entity (other than any of the Employer's subsidiaries), including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, as defined in Rule 13d-3 of such Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of Employer normally entitled to vote for the election of directors of Employer (the "Voting Stock"), (ii) the sale of all or substantially all of the property or assets of Employer, (iii) the consolidation or merger of Employer with another corporation or other entity (other than with any of Employer's subsidiaries), the consummation of which would result in the stockholders of Employer immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the Voting Stock of the surviving entity, or (iv) a change in the Board of Directors occurs with the result that the members of the Board of Directors on the Effective Date (the "Incumbent Directors") no longer constitute a majority of such Board of Directors, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

           (b) Stock Options. On the closing date of a Change of Control, any and all unexercised and unexpired stock options awarded to Employee (other than those awarded pursuant to Section 4(d) hereof) shall fully vest (except if Employee had theretofore been terminated by Employer for Cause, due to his death or by Employee without Good Reason).

           (c) No Excess Parachute Payments. Notwithstanding any other provision contained herein, Employee shall not receive any payment that would result in Employee receiving an "excess parachute payment" as defined in Section 280G of the Code.

8. No Competition. Employee agrees that during the term of this Agreement he will not, within the continental United States, directly or indirectly, engage or participate or make any financial investments in or become employed by or render advisory or other services to or for any person, firm or corporation, or in connection with any business activity, other than that of Employer and its subsidiaries, directly or indirectly in competition with any of the business operations or activities of Employer and its subsidiaries. Nothing herein contained, however, shall restrict Employee from making any investments in any company whose stock is listed on a national securities exchange or actively traded in the over the counter market, so long as such investment does not give him the right to control or influence the policy decisions of any such business or enterprise which is or might be directly or indirectly in competition with any of such business operations or activities of Employer or any of its subsidiaries.

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
9. Confidentiality; etc.

           (a) Employee, during the term of this Agreement and thereafter, will not divulge, furnish or make accessible to anyone (other than in the regular course of business of Employer or any of its subsidiaries) any knowledge or information with respect to confidential or secret methods, processes, plans or materials of Employer or any of its subsidiaries, or with respect to any other confidential or secret aspects of the business of Employer or any of its subsidiaries (the "Confidential Information"). The term "Confidential Information" does not, however, include information which was or becomes generally available to the public other than as a result of an unauthorized disclosure by Employee.

           (b) Employee agrees to communicate and to make known to Employer all knowledge possessed by him relating to any methods, developments, inventions and/or improvements, whether patented, patentable or unpatentable which concerns in any way the business of Employer or any of its subsidiaries or the general industry of which they are a part, from the time of entering upon employment until the termination thereof, and whether acquired by Employee before or during the term of his employment; provided, that nothing herein shall be construed as requiring any such communication where the method, development, invention and/or improvement is lawfully protected from disclosure as the trade secret of a third party, including, without limitation, any former employer of Employee or by any other lawful bar to such communication.

           (c) Any methods, developments, inventions and/or improvements, whether patentable or unpatentable, along the lines of the business of Employer or any of its subsidiaries, which Employee may conceive of or make while in the employ of Employer, shall be and remain the property of Employer. Employee agrees promptly to communicate and disclose all such methods, developments, inventions and/or improvements to Employer and to execute and deliver to Employer any instruments deemed necessary by Employer to effect disclosure and assignment thereof to it. Employee further agrees, on request of Employer, to execute patent applications based on such methods, developments, inventions and/or improvements, including any other instruments deemed necessary by Employer for the prosecution of such patent applications or the acquisition of Letters Patent in the United States and/or any foreign countries.

           (d) Employee agrees that for a period of two (2) years from and after the termination of his employment with Employer, whether pursuant to the terms of this Agreement or otherwise, he will not:

               (i) directly or indirectly solicit, raid, entice or induce any employee of Employer or of any of its subsidiaries to be employed by any person, firm or corporation which is, directly or indirectly, in competition with the business or activities of Employer or any of its subsidiaries;

               (ii) directly or indirectly approach any such employee for these purposes;


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               (iii) authorize or knowingly approve the taking of such actions by other persons on behalf of any such person, firm or corporation, or assist any such person, firm or corporation in taking such action;

               (iv) directly or indirectly solicit, raid, entice or induce any person, firm or corporation (other than the U.S. Government or its agencies) who or which on the date hereof is, or at any time during the period of employment hereunder shall be, a customer of Employer or of any of its subsidiaries to become a customer for the same or similar products which it purchased from Employer or any of its subsidiaries, of any other person, firm or corporation, and Employee shall, not approach any such customer for such purpose or authorize or knowingly approve the taking of such actions by any other person.

           (e) Employee agrees that during the term of his employment by Employer, whether under this Agreement or otherwise, he will not, unless authorized by Employer, at any time enter into, on behalf of Employer or any of its subsidiaries, or cause Employer or any of its subsidiaries to enter into, directly or indirectly, any transactions with any business organization in which he or any member of his immediate family may be interested as a partner, trustee, director, officer, employee, shareholder, lender of money or guarantor (other than interests, solely as an investment, in publicly registered securities of any business organization, which interests are (i) not as a controlling person of such business organization, (ii) not as a member of a group that controls such business organization, and (iii) not as a direct or indirect owner of 5% or more of any class of securities of such business organization).

10. Injunctive Relief. Employee acknowledges that the services to be rendered by him hereunder are of a special, unique and extraordinary character and that it would be very difficult or impossible to replace such services and further that irreparable injury would be sustained by Employer and its subsidiaries in the event of a violation by Employee of any of the provisions of this Agreement, and by reason thereof Employee consents and agrees that if he violates any of the provisions of this Agreement, Employer shall be entitled to an injunction to be issued by any court of competent jurisdiction restraining him from committing or continuing any violation of this Agreement.

11. Expenses. Employer shall reimburse Employee for all reasonable expenses incurred by him on behalf of Employer in the performance of his duties hereunder, provided that proper vouchers are submitted to Employer by Employee evidencing such expenses and the purposes for which the same were incurred.

12. No Conflicting Agreements. Employee represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

13. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement shall not be changed or terminated


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orally. As of the Effective Date, this Agreement supersedes and cancels all prior agreements between the parties or any subsidiary of Employer whether written or oral, relating to the employment of Employee, including, without limitation, that certain agreement dated February 8, 2001 and the Success Bonus Agreement dated April 10, 2002.

14. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Maryland, without regard to its conflict of laws principles, and all disputes hereunder shall be resolved in the federal or state courts located in Maryland. In any dispute relating to this Agreement, the prevailing party shall be entitled to be reimbursed its reasonable attorneys fees and costs from the nonprevailing party.

15. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, telecopied or mailed, first class, postage prepaid, certified mail, return receipt requested, to each of the parties at its or his address or telecopy number above written or as set forth beneath their signatures below or at such other address or telecopy number as either of the parties may designate in conformity with the foregoing.

16. Section Headings. The Section headings set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement in any respect nor shall they in any way affect the substance of any provisions contained in this Agreement.

17. Successors and Assigns. This Agreement shall not be assignable by Employee. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs and personal representatives of Employee and the successors and assigns of Employer.

18. Severability. If, at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement.

19. Indemnification. Employer shall indemnify Employee to the fullest extent provided for by the indemnification statutes of the General Corporate Law of Delaware, 8 Del. C. ss. 145 (2002) (the "Indemnification Section") and, in addition, in accordance with any other rights such persons may have under a resolution of the stockholders of the corporation, a resolution of its Board of Directors or under Employer's Certificate of Incorporation or by-laws, as amended and restated from time to time, or pursuant to any insurance policy, any agreement or otherwise. During the term of this Agreement, Employer shall continue to maintain in full force and effect directors and officers liability insurance in amounts deemed reasonable by the Board of Directors, provided that such coverage remains available at premium costs deemed reasonable by the Board of Directors.


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20. Securities Law Filings. Employer shall reimburse Employee for the reasonable expenses, including attorneys fees, associated with the filings Employee is required to make with the Securities and Exchange Commission from time to time in connection with his purchase, sale and holding of Employer's stock in the public trading market, but only if Employer does not offer to have its attorneys prepare such filings for Employee.

21. Survival. For the avoidance of doubt, it is understood that the provisions of Sections 6, 7, 9(a), (c) and (d) and 10 through 21 (other than the second sentence of Section 19) shall remain in effect following and survive the termination of Employee's employment hereunder.

                               [Signatures Follow]



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           IN WITNESS WHEREOF, the parties hereto have duly executed this
Employment Agreement as of the day and year first above written.

                                  UNITED INDUSTRIAL CORPORATION


                                  By:   /s/ Richard R. Erkeneff
                                       -----------------------------------------
                                       Richard R. Erkeneff
                                       President and CEO
                                       Fax No.: (212) 838 4629


                                        /s/ Frederick M. Strader
                                       -----------------------------------------
                                       Frederick M. Strader
                                       Fax No.:



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